Exhibit 4.67

FILE NOTE

Employee – Stephen Wright

Date - 13/04/17

Base Pay Increase/Bonus and Removal of Allowances

Base Pay increase to £307,877 per annum with effect from 1/1/17.

Annual Bonus of £243,564 for 2016 paid with February 2017's pay.

GW Pension Contributions and Car Allowance have been aggregated in to 2017 base pay.

/s/ Philippa Crompton
Philippa Crompton, HR Director

Date - 13/04/17

GW Pharmaceuticals plc Sovereign House Histon Cambridge United Kingdom

Telephone: +44 (0)1223 266800 Facsimile: +44 (0)1223 235667 www.gwpharm.com

Company No. 4160917 Registered in England and Wales